EXHIBIT 99.1

PRESS RELEASE

VCA ANTECH, INC. Announces Pricing of Common Stock Offering

LOS ANGELES, CA, JANUARY 30, 2003 - VCA Antech, Inc. (Nasdaq National Market Symbol: WOOF) announced today that it has priced a public offering of 10,050,000 shares of its common stock. The shares are being offered by VCA Antech and certain stockholders. The shares were priced at $15.25 per share. The offering, announced January 10, 2003, consists of 3.3 million primary shares of VCA Antech, 1.7 million shares owned by Leonard Green & Partners and 5.0 million shares owned by other selling stockholders. The offering is expected to close on February 4, 2003.

VCA Antech and the selling stockholders have granted to the underwriters an option to purchase an additional 1,507,500 shares of common stock to cover over-allotments, if any.

VCA Antech undertook this offering to redeem the entire $36.7 million principal balance of its 15.5% senior notes and for general corporate purposes.

Bob Antin, Chairman and CEO, stated, "We appreciate the opportunity to expand our base of shareholders and to use additional capital to pay down our high interest rate debt."

The offering was managed by Credit Suisse First Boston LLC, Goldman, Sachs & Co., Banc of America Securities LLC, Salomon Smith Barney Inc., Jefferies & Company, Inc. and Wells Fargo Securities, LLC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The offering of the securities will be made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004.

VCA Antech owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

Media contact:    Tom Fuller, Chief Financial Officer
                            (310) 571-6505

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